Exhibit 99.1

Citizens Community Bancorp, Inc. Announces Fiscal Second Quarter Results
Quarterly Earnings Increased 18% Year-Over-Year

Eau Claire, WI, April 29, 2016 - Citizens Community Bancorp, Inc. (Nasdaq: CZWI) (the "Company"), the parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the second quarter of fiscal 2016. Second quarter results featured relatively favorable year-over-year earnings growth, strong capital ratios, and solid asset quality. For the three months ended March 31, 2016, net income was $701,000, or $0.13 per diluted share, compared with net income of $596,000, or $0.11 per diluted share, for the same quarter last year.

Edward H. Schaefer, President and CEO, stated: "Our second quarter fiscal 2016 results were extremely positive despite the flattening yield curve. We believe the year-over-year earnings per share increase of 18% provides evidence that our branch rationalization strategy positions the Company to become even more profitable.”

Second Quarter Highlights

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Asset quality remained excellent. As of March 31, 2016, nonperforming assets were $2.3 million, or 0.38% of total assets, compared with nonperforming assets of $2.1 million, or 0.37% of total assets, as of September 30, 2015.

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Strong capital levels. As of March 31, 2016, the Company and the Bank exceeded all regulatory standards to be considered “well-capitalized”. Book value per share increased to $11.83 at March 31, 2016 from $11.57 at September 30, 2015.

•
Announced acquisition. On February 4, 2016, the Company announced an agreement to acquire Community Bank of Northern Wisconsin ("Community Bank"), a subsidiary of Old Murry Bancorp, Inc. The all-cash transaction was valued at $17 million and is expected to be accretive to earnings in fiscal 2017. Community Bank is headquartered in Rice Lake, Wisconsin and has total assets of approximately $153 million. On April 22, 2016, the OCC approved the proposal for the merger of Community Bank with and into the Bank. The merger is expected to close in May 2016.

•
Increased dividend. The Board of Directors of the Company increased the annual cash dividend by 50% to $0.12 per share from $0.08 per share, which reflected the Company’s balance sheet strength and increased earnings. The dividend was paid on March 25, 2016 to shareholders of record on March 11, 2015.

Income Statement and Balance Sheet Overview

In addition to the previously noted acquisition agreement with Community Bank, in February 2016, the Company purchased the loans and deposits from two branch offices of Central Bank, a Minnesota state bank. These branches, located in our Rice Lake and Barron County footprints, had loans and deposits of $16.4 million and $27.1 million, respectively. Also as previously announced, the Company closed two branch offices in January as part of its branch rationalization plan. Mark C. Oldenberg, Executive Vice President and CFO commented, “Our strategic plan should enhance operating results as we refocus on key markets and gain greater cost efficiencies throughout our organization.”

Total interest and dividend income was relatively stable at $5.7 million for both quarters ended March 31, 2016 and March 31, 2015. Total average interest earning assets increased by 3.3% for the quarter ended March 31, 2016 compared to the quarter ended March 31, 2015, while the weighted average yield on interest earning assets decreased by 10 basis points due to the flattening yield curve and the prolonged low interest environment.

Total interest expense was also relatively steady for the quarter ended March 31, 2016, compared with the same quarter in the previous year. The weighted average rate paid on interest-bearing liabilities was approximately 90 basis points and 92 basis points for the quarters ending March 31, 2016 and March 31, 2015, respectively.

The net interest margin was 3.28% for the three months ended March 31, 2016, compared with 3.22% and 3.35% for the three months ended December 31, 2015, and March 31, 2015, respectively.

Due to our continued strong asset quality, the loan loss provision was zero for the most recent quarter compared with $150,000 for the three months ended March 31, 2015. Net loan charge-offs were only $138,000, or 0.12% (annualized) of total average loans, for the three months ended March 31, 2016. As of March 31, 2016, the Company’s allowance for loan losses was $6.3 million and represented 1.35% of total loans.

Non-interest income decreased to $810,000 for the quarter ended March 31, 2016, compared with $924,000 for the same period of the prior fiscal year, mainly due to a decrease in overdraft fee income and electronic banking fee income as a result of a change in our product mix.

Total non-interest expense decreased slightly by $54,000 to $4.4 million for the quarter ended March 31, 2016, compared with the quarter ended March 31, 2015, as we continue to reduce expenses through operational efficiencies. During the current three month period, occupancy expense increased due to contractual rent payments due from two retail branches that closed during the current quarter in the amount of $187,000. During the current six month period, occupancy expense decreased due to efficiencies and cost savings realized over recent periods through management initiatives including branch closures and technology improvements. Occupancy costs consist primarily of office rental and depreciation expenses.

Total assets increased $21.7 million to $601.8 million as of March 31, 2016, from $580.1 million as of September 30, 2015. Over the same time period, total loans increased $16.0 million, or 3.5% (not annualized). The loan growth over the first half of fiscal 2016 is encouraging and is primarily due to commercial loan growth and loans purchased from two branches within our footprint. Total deposits were $473.8 million at March 31, 2016, an increase of $17.5 million or 3.8%, from their balances at September 30, 2015, mainly due to deposits purchased in the amount of $27.1 million, offset by decreases in balances of brokered deposits in the amount of $10.3 million. "Our strategy continues to be based on attracting core deposits and building customer relationships in the markets and communities we reside in, as we continue to develop new products and services based on our customer's needs," explained Schaefer.

Non-accruing loans were $1.2 million at March 31, 2016, compared with $748,000 at September 30, 2015. Non-performing assets as a percentage of total assets increased slightly to 0.38% as of March 31, 2016, from 0.37% as of September 30, 2015.

At March 31, 2016, the Bank's total capital to risk weighted assets was 16.0%, tier 1 capital to risk weighted assets was 14.7% and the tier 1 leverage capital ratio to adjusted total assets was 10.2%.

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 16 branch locations. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2015 filed with the Securities and Exchange Commission on December 7, 2015. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
March 31, 2016 (unaudited) and September 30, 2015 (derived from audited financial statements)
(in thousands, except share data)

	March 31, 2016	September 30, 2015
Assets
Cash and cash equivalents	$22,012	$23,872
Other interest-bearing deposits	2,992	2,992
Investment securities (available for sale securities at fair value of $86,114 and $79,921, and held to maturity securities at cost of $7,427 and $8,012 at March 31, 2016 and September 30, 2015, respectively)	93,541	87,933
Non-marketable equity securities, at cost	4,626	4,626
Loans receivable	466,492	450,510
Allowance for loan losses	(6,303)	(6,496)
Loans receivable, net	460,189	444,014
Office properties and equipment, net	2,834	2,669
Accrued interest receivable	1,725	1,574
Intangible assets	341	104
Goodwill	435	—
Foreclosed and repossessed assets, net	832	902
Other assets	12,273	11,462
TOTAL ASSETS	$601,800	$580,148
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$473,833	$456,298
Federal Home Loan Bank advances	61,474	58,891
Other liabilities	4,422	4,424
Total liabilities	539,729	519,613
Stockholders' equity:
Common stock— $0.01 par value, authorized 30,000,000, 5,245,181 and 5,232,579 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,825	54,740
Retained earnings	7,177	6,245
Unearned deferred compensation	(235)	(288)
Accumulated other comprehensive income (loss)	252	(214)
Total stockholders' equity	62,071	60,535
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$601,800	$580,148

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Six Months Ended March 31, 2016 and 2015
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Interest and dividend income:
Interest and fees on loans	$5,301	$5,375	$10,551	$10,971
Interest on investments	441	317	865	681
Total interest and dividend income	5,742	5,692	11,416	11,652
Interest expense:
Interest on deposits	951	946	1,907	1,898
Interest on borrowed funds	164	161	329	328
Total interest expense	1,115	1,107	2,236	2,226
Net interest income	4,627	4,585	9,180	9,426
Provision for loan losses	—	150	75	385
Net interest income after provision for loan losses	4,627	4,435	9,105	9,041
Non-interest income:
Net gains on sale of available for sale securities	4	45	4	47
Net gains on available for sale securities	4	45	4	47
Service charges on deposit accounts	331	378	754	850
Loan fees and service charges	263	292	584	647
Other	212	209	418	414
Total non-interest income	810	924	1,760	1,958
Non-interest expense:
Salaries and related benefits	2,188	2,178	4,406	4,353
Occupancy	712	664	1,281	1,484
Office	262	252	514	508
Data processing	420	395	829	784
Amortization of core deposit intangible	21	14	35	28
Advertising, marketing and public relations	145	186	282	284
FDIC premium assessment	84	104	169	208
Professional services	241	270	392	589
Other	294	358	553	675
Total non-interest expense	4,367	4,421	8,461	8,913
Income before provision for income taxes	1,070	938	2,404	2,086
Provision for income taxes	369	342	843	775
Net income attributable to common stockholders	$701	$596	$1,561	$1,311
Per share information:
Basic earnings	$0.13	$0.11	$0.30	$0.25
Diluted earnings	$0.13	$0.11	$0.30	$0.25
Cash dividends paid	$0.12	$0.08	$0.12	$0.08